EXHIBIT 99.1
PRESS RELEASE

Contact:

Karen L. Troutman
610-369-6365
Kltroutman@natpennbank.com

Catharine S. Bower
610-369-6618
Csbower@natpennbank.com

National Penn Chairman and CEO Wayne R. Weidner Announces Planned Retirement in December 2007

Boyertown, Pa. September 27, 2006 -- Wayne R. Weidner announced today his plans to retire from fulltime employment at National Penn Bancshares, Inc. (Nasdaq: NPBC) in December 2007.

On January 1, 2007, Glenn E. Moyer, who is currently president of the holding company and president and CEO of National Penn Bank, will have the added roles of CEO of the company and chairman of the bank. Weidner will continue as employee chairman of the holding company and a director of the company and the bank. On December 28, 2007, he will retire as an officer of the company and continue as a consultant and non-employee chairman of the board of directors of National Penn Bancshares.

(For further clarification, see Chart at bottom of this news release)

Moyer joined National Penn in 1999 and was named president of the company in 2004. “Glenn has been instrumental in developing National Penn’s strategic focus by capitalizing on the company’s unique strengths,” Weidner said. “He has built a talented and dedicated leadership team.”

Kenneth Longacre, National Penn’s lead independent director, commended both executives.
“Wayne’s leadership skills, combined with his energy and enthusiasm, have been vital ingredients to helping National Penn continue to grow and prosper,” Longacre said. “We are very fortunate that Glenn possesses these same qualities and are confident that, with the help of an extraordinarily experienced leadership team, he will carry this company forward to even greater success.”

A native of Oley, Pa., Weidner, 64, spent his entire career with National Bank of Boyertown/National Penn. He began in 1962 as a teller and has held a variety of positions throughout his 44-year banking career. He was named president of the bank in 1988 and chairman in 2001. He has been a director of the bank since 1985. In 1998, Weidner was elected president of National Penn Bancshares, Inc., and in 2002 assumed the role of chairman, president and CEO. He has been a director of the company since 1990.

Active in the banking industry, Weidner, in December 2004, was appointed to the board of the Federal Reserve Bank of Philadelphia, where he serves a three year term. He also serves on the board of the Hawk Mountain Council Boy Scouts of America. He is a past chairman of several organizations, including the Berks County Chamber of Commerce, the Berks County Bankers Association, the Capital Campaign Review Board of Berks County, the Boyertown YMCA and the Boyertown Area Multi-Service. Weidner has served on numerous capital campaigns and fundraising events such as Caron Foundation, Miller-Keystone Blood Center, Reading Area Community College, South Mountain YMCA, Diakon Lutheran Home of Topton, Penn State Berks, and Opportunity House of Reading. Weidner has been recognized for his dedication to the community - Caron Foundation, Award of Excellence in 2005; Junior Achievement of Berks County, Business Hall of Fame Inductee in 2005; Hawk Mountain Council BSA, Silver Beaver, distinguished service to youth, in 2005; Berks County Senior Citizens Council, Leadership by Example in 2004; and Oley Valley School District, Alumni of the Year in 2001.

Weidner received a degree from Ursinus College and is a graduate of the Stonier School of Banking as well as numerous banking and executive management programs.

Glenn E. Moyer, 55, a resident of Oley, Pa., has 29 years in financial services, beginning as a Corporate Banking officer with the former American Bank & Trust Co. of Pa./Meridian Bank. He joined Elverson National Bank in 1995 as president, CEO and director. When Elverson merged with National Penn in 1999, he was named executive vice president and chief lending officer. Moyer was elected president and a director of National Penn Bank in 2001 and CEO in 2004. In 2002 Moyer was elected a director of National Penn Bancshares, Inc., and elected president of the company in 2004.

Active in the banking community, he is a current director of the Pennsylvania Bankers Association. In addition, he has served on many community boards including the United Way of Berks County, Penn State Berks Campus Advisory Board, Berks County Community Foundation, Berks Economic Partnership, and the Kutztown University President’s Advisory Board. Moyer currently serves as co-chair of the United Way of Berks County Tocqueville Society, having previously served as board chair and co-chair of its annual campaign.

Moyer received a bachelor of science degree from Penn State University, a master of education from Eastern New Mexico University and an MBA from St. Joseph’s University.

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National Penn Bancshares, Inc. is a $5.23 billion asset financial services company operating 80 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L. L. C.; National Penn Mortgage Company; National Penn Insurance Agency, Inc. and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

Current positions
Wayne R. Weidner
Chairman and CEO of National Penn Bancshares, Inc.
Chairman of National Penn Bank

Glenn E. Moyer
President of National Penn Bancshares, Inc.
President and CEO of National Penn Bank

January 1, 2007

Wayne R. Weidner
Chairman of National Penn Bancshares, Inc. (employee)

Glenn E. Moyer
President and CEO of National Penn Bancshares, Inc.
Chairman, President and CEO of National Penn Bank

December 28, 2007

Wayne R. Weidner
Chairman of National Penn Bancshares, Inc. (non-employee)

Glenn E. Moyer
President and CEO of National Penn Bancshares, Inc.
Chairman, President and CEO of National Penn Bank